Filed Pursuant to Rule 424(b)(3)

Registration No. 333-279912

BlackRock Private Credit Fund

Supplement dated December 30, 2024 to the

Prospectus Dated June 3, 2024,

of BlackRock Private Credit Fund

Effective January 1, 2025, this supplement supplements certain information in the Prospectus, dated June 3, 2024, as supplemented to date, of BlackRock Private Credit Fund (the “Fund”). Unless otherwise indicated, all other information included in the Prospectus that is not inconsistent with the information set forth in this supplement remains unchanged. Capitalized terms not otherwise defined in this supplement have the same meaning as in the Prospectus.

Risk Factors—Risks Related to the Fund’s Regulation and Operation as a BDC—Our Advisers and their affiliates and employees may have certain conflicts of interest—Proxy Voting

The Board of Trustees has delegated to the Investment Adviser discretion with respect to voting and consent rights of the assets of the Fund. Consistent with applicable rules under the Advisers Act, BlackRock has adopted and implemented written proxy voting policies and procedures with respect to individual securities held by the Fund that are reasonably designed: (i) to ensure that proxies are voted, consistent with its fiduciary obligations, in the best interests of Client Accounts under the circumstances over time; and (ii) to prevent conflicts of interest from influencing proxy voting decisions made on behalf of clients. Nevertheless, when votes are cast in accordance with BlackRock’s proxy voting policy and in a manner that BlackRock believes to be consistent with its fiduciary obligations, actual proxy voting decisions made on behalf of one Client Account may have the effect of favoring or harming the interests of other Client Accounts, including the Fund. With respect to the Fund, the Investment Adviser has adopted the BlackRock Active Investment Stewardship—Global Engagement and Voting Guidelines (the “Proxy Voting Policies and Procedures”). Shareholders may receive a copy of the Proxy Voting Policies and Procedures upon request, and may also obtain a copy at: http://www.blackrock.com/corporate/en-us/about-us/responsible-investment/responsible-investment-reports.

Investment Objective and Strategies—Regulation—Proxy Voting Policies and Procedures

The Fund has delegated proxy voting responsibility to the Investment Adviser. A summary of the proxy voting policies and procedures of the Investment Adviser are set forth below. With respect to the Fund, the Investment Adviser has adopted the BlackRock Active Investment Stewardship—Global Engagement and Voting Guidelines (the “Proxy Voting Policies and Procedures”). The Proxy Voting Policies and Procedures are reviewed periodically by the Investment Adviser and the Fund’s non-interested directors, and, accordingly, are subject to change.

The Investment Adviser is registered under the Advisers Act and has a fiduciary duty to act solely in the best interests of its clients. As part of this duty, it recognizes that it must vote securities held by its clients in a timely manner free of conflicts of interest. The Proxy Voting Policies and Procedures are intended to comply with Section 206 of, and Rule 206(4)-6 under, the Advisers Act.

The Investment Adviser votes proxies relating to the Fund’s portfolio securities in the best interest of shareholders. The Investment Adviser reviews on a case-by-case basis each proposal submitted for a proxy vote to determine its impact on the Fund’s investments. Although it generally votes against proposals that may have a negative impact on the Fund’s investments, it may vote for such a proposal if there are compelling long-term reasons to do so.

The proxy voting decisions of the Investment Adviser are made by the senior officers who are responsible for monitoring each of the Fund’s investments. To ensure that the Fund’s vote is not the product of a conflict of interest, it requires that: (i) anyone involved in the decision making process disclose to the Investment Adviser any potential conflict that he or she is aware of and any contact that he or she has had with any interested party regarding a proxy vote; and (ii) employees involved in the decision making process or vote administration are generally prohibited from revealing how the Fund intends to vote on a proposal in order to reduce any attempted influence from interested parties.

Shareholders may receive a copy of the Proxy Voting Policies and Procedures upon request, and may also obtain a copy at: http://www.blackrock.com/corporate/en-us/about-us/responsible-investment/responsible-investment-reports. You may obtain information about how the Fund voted proxies by making a written request for proxy voting information to the Fund at 2951 28th Street, Santa Monica, California 90405, Attention: Investor Relations.

Regulation—Proxy Voting Policies and Procedures

The Fund has delegated proxy voting responsibility to the Investment Adviser. A summary of the proxy voting policies and procedures of the Investment Adviser are set forth below. With respect to the Fund, the Investment Adviser has adopted the BlackRock Active Investment Stewardship—Global Engagement and Voting Guidelines (the “Proxy Voting Policies and Procedures”). The Proxy Voting Policies and Procedures are reviewed periodically by the Investment Adviser and the Fund’s non-interested directors, and, accordingly, are subject to change.

The Investment Adviser is registered under the Advisers Act and has a fiduciary duty to act solely in the best interests of its clients. As part of this duty, it recognizes that it must vote securities held by its clients in a timely manner free of conflicts of interest. The Proxy Voting Policies and Procedures are intended to comply with Section 206 of, and Rule 206(4)-6 under, the Advisers Act.

The Investment Adviser votes proxies relating to the Fund’s portfolio securities in the best interest of shareholders. The Investment Adviser reviews on a case-by-case basis each proposal submitted for a proxy vote to determine its impact on the Fund’s investments. Although it generally votes against proposals that may have a negative impact on the Fund’s investments, it may vote for such a proposal if there are compelling long-term reasons to do so.

The proxy voting decisions of the Investment Adviser are made by the senior officers who are responsible for monitoring each of the Fund’s investments. To ensure that the Fund’s vote is not the product of a conflict of interest, it requires that: (i) anyone involved in the decision making process disclose to the Investment Adviser any potential conflict that he or she is aware of and any contact that he or she has had with any interested party regarding a proxy vote; and (ii) employees involved in the decision making process or vote administration are generally prohibited from revealing how the Fund intends to vote on a proposal in order to reduce any attempted influence from interested parties.

Shareholders may receive a copy of the Proxy Voting Policies and Procedures upon request, and may also obtain a copy at: http://www.blackrock.com/corporate/en-us/about-us/responsible-investment/responsible-investment-reports. You may obtain information about how the Fund voted proxies by making a written request for proxy voting information to the Fund, at 2951 28th Street, Santa Monica, California 90405, Attention: Investor Relations.